UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2019

SMART GLOBAL HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38102	98-1013909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman		KY1-1104 Cayman Islands
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 623-1231

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.03 par value per share	SGH	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On July 9, 2019, SMART Global Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger, by and among the Company, Thor Acquisition Sub I, Inc. and Thor Acquisition Sub II, Inc. (each a newly formed, wholly owned subsidiary of the Company), Inforce Computing, Inc. (“Inforce”), certain holders of Inforce’s common stock (the “Inforce Shareholders”) and Jagat Archarya, in his capacity as representative of the Shareholders (the “Merger Agreement”). Pursuant to the Merger Agreement, on July 9, 2019, Inforce became a wholly-owned subsidiary of the Company through a merger of Inforce with and into Thor Acquisition Sub I, Inc., followed by a merger with and into Thor Acquisition Sub II, Inc., with Thor Acquisition Sub II, Inc. being the surviving company of the mergers and immediately renamed Inforce Computing, Inc. (together, the “Transactions”). The consideration for the Transaction was $2.75 million (subject to certain purchase price adjustments) in cash and 450,338 ordinary shares of the Company, $0.03 par value per share (the “Shares”). A portion of this consideration, consisting of $412,500 of cash and 67,550 ordinary shares was retained by the Company at closing (the “Holdback”) as security for post-closing purchase price adjustments and the indemnification obligations of the Inforce Shareholders under the Merger Agreement. The ordinary shares issued in the Transaction are also subject to a lock-up period, pursuant to which the ordinary shares may not be sold by the Inforce Shareholders for one year following the closing date.

Included in the selling shareholders were Ajay Shah, President, CEO and Chairman of the Board of the Company, who became entitled to receive 176,612 of the Shares (150,074 of the Shares that were issued to Mr. Shah at the closing of the acquisition and 26,538 of the Shares that are subject to the Holdback) and no cash as consideration for the sale of his shares in Inforce; Paul Mercadante, a member of the Board of Directors of the Company who became entitled to receive 44,183 of the Shares (37,544 of the Shares that were issued to Mr. Mercadante at the closing of the acquisition and 6,639 of the Shares that are subject to the Holdback) and no cash as consideration for the sale of his shares in Inforce; and Invati Capital, LLC, an investment company wholly owned by Mukesh Patel, a member of the Board of Directors of the Company, which became entitled to receive 176,612 of the Shares (150,074 of the Shares that were issued to Invati Capital at the closing of the acquisition and 26,538 of the Shares that are subject to the Holdback) and no cash as consideration for the sale of its shares in Inforce.

As certain directors had a financial interest in Inforce, the Board of Directors had a group of disinterested, independent directors oversee the evaluation process for the transaction and had an independent third party provide the Board with a valuation report.

All of the securities issued in the foregoing transaction were issued by the Company in reliance upon the exemption from registration available under Section 4(a)(2) of the Securities Act, including Regulation D promulgated thereunder. The Company did not engage in any form of general solicitation or general advertising in connection with the transaction. Each Inforce Shareholder receiving securities also represented that it was an “accredited investor” as defined in the Securities Act of 1933, as amended, and that it was acquiring such securities for its own account and not for distribution. All certificates representing the securities issued will have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies. This exemption is based on certain representations, warrants, agreements, and covenants contained in the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SMART GLOBAL HOLDINGS, INC.

By:	/s/ Bruce Goldberg
	Name:	Bruce Goldberg
	Title:	Vice President, Chief Legal and Compliance Officer

Date: July 12, 2019